Exhibit 10-1

John H. Sottile

7825 South Tropical Trail

Merritt Island, FL 32952

July 12, 2011

The Benefits and Compensation Committee of the Board of Directors of

The Goldfield Corporation

Gentlemen,

Although Goldfield has experienced improvements in income during 2010, local and national economic conditions continued to adversely affect our company. Accordingly, I elect to continue my salary reduction through September 30, 2011.

This waiver does not otherwise waive any rights I have in my Employment Agreement and is limited to my 2011 salary through September 30, 2011. The formula prescribed by the Employment Contract and the base figures will remain as determined in the Employment Agreement as though this waiver and the election to decrease my 2011 salary had not been made. Thank you for your continued cooperation.

Sincerely,

:	/s/ JOHN H. SOTTILE
John H. Sottile

cc: Board of Directors of The Goldfield Corporation